Exhibit 99.1

Julie A. Lagacy Named to RPM Board of Directors;

Robert A. Livingston Nominated to Join RPM Board in October 2017;

Dr. Jerry Sue Thornton Retires from Board

MEDINA, Ohio – July 18, 2017 – RPM International Inc. (NYSE: RPM) today announced that it has appointed Julie A. Lagacy to its board of directors effective immediately, and has nominated Robert A. Livingston as a director candidate for election to the board at RPM’s annual stockholders’ meeting on October 5, 2017. Lagacy is vice president of global information services and chief information officer at Caterpillar Inc., and Livingston is president and CEO of Dover Corporation.

Lagacy replaces Dr. Jerry Sue Thornton, who retired from the RPM board today after nearly 18 years of service. Thornton is the retired president of Cuyahoga Community College, a position she held from 1992 to 2013. “Jerry Sue brought tremendous perspectives on leadership, management and community engagement to RPM, and I am grateful for her thoughtful guidance. During her tenure with RPM, sales grew from $1.7 billion in 1999 to approximately $5 billion today. Our shareholders were rewarded with an annual dividend that increased from $0.465 per share to $1.20 per share during that timeframe,” stated Frank C. Sullivan, RPM chairman and CEO.

Caterpillar is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives with 2016 sales and revenues of $38.5 billion. It is publicly traded on the New York Stock Exchange (NYSE). Lagacy joined Caterpillar in 1988 and has held management positions as product and commercial manager, human resources manager, chief financial officer of its Global Mining Division and vice president of the Finance Services Division. She has served in her current role as vice president of global information services and chief information officer since 2014. Lagacy earned dual bachelor’s degrees in management and economics from Illinois State University, an MBA degree from Bradley University and is a certified management accountant.

Dover is a diversified global manufacturer with annual revenues exceeding $7 billion. It is publicly traded on the NYSE and has 29,000 employees worldwide. Dover provides equipment and components, specialty systems, software and digital solutions, and support services in the energy, engineered systems, fluids, and refrigeration and food equipment markets. Livingston joined Dover in 1983 when it acquired K&L Microwave, where he served as vice president of finance. He went on to hold management positions of increasing responsibility with several Dover business units, including serving as president and CEO of Dover Electronics, Inc. and Dover Engineered Systems, Inc. He was promoted to his current position as president and CEO of Dover Corporation in 2008. Livingston received a bachelor’s degree in business administration from Salisbury University.

“Julie and Bob have extensive experience in management, finance, strategy, technology, acquisitions and capital allocation. I welcome the innovative ideas and perspectives that they will bring to drive RPM’s growth and value for our stockholders,” stated Sullivan.

Lagacy Named to RPM Board; Livingston Nominated; Thorton Retires

July 18, 2017

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2016, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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